SCHEDULE 14C INFORMATION
(Rule 14c-101)

Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934

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PURCHASE POINT MEDIA CORP.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement,
if other than the Registrant)

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INFORMATION STATEMENT
TO STOCKHOLDERS
OF
PURCHASE POINT MEDIA CORP.
1100 Melville Street, Suite 320
Vancouver, BC Canada V6E 4A6
(778) 786-1005

THIS INFORMATION STATEMENT IS BEING PROVIDED TO YOU BY
THE BOARD OF DIRECTORS OF THE COMPANY.
WE ARE NOT ASKING YOU FOR A PROXY
AND YOU ARE REQUESTED
NOT TO SEND US A PROXY.

This Information Statement is furnished to holders of shares of common stock, no par value (the “Common Stock”) and holders of preferred stock, no par value (the “Preferred Stock”), of PURCHASE POINT MEDIA CORP. (the “PPMC”) to notify such stockholders that on or about April 30, 2007, PPMC received written consents from the Board of Directors and Written Consent in Lieu of a Meeting of Stockholders from holders of a majority of the shares of Common Stock representing in excess of 50.1 % of the total issued and outstanding shares of common stock and preferred stock of PPMC (the “Majority Stockholders”) approving the following actions:

•
that the common stock of the Registrant shall be reversed with the issuance of one (1) new share of common stock for each twenty (20) old shares of common stock. The record date for the reverse split shall be May 2, 2007 (“Reverse Split”); and

•
the Company shall declare a stock dividend of its newly formed subsidiary, The Last Word, Inc. of one (1) share for each share owned as of the record date. This means that for every one (1) share owned in PPMC, you will be issued one new share in the subsidiary. The dividend has been declared with a record date of May 2, 2007, and an effective as soon as possible thereafter. The Board of Directors has determined that the operations that made up PPMC would be better off in a separate company, with its own goals, while PPMC concentrates its efforts on the newly acquired business, as described herein.

This Information Statement describing the approval of the Reverse Split and Stock Dividend (the “Stockholder Matters”) is first being mailed or furnished to the PPMC’s stockholders on or about May 15, 2007, and such matters shall not become effective until at least 20 days thereafter. Expenses in connection with the distribution of this Information Statement will be paid by the PPMC and are anticipated to be less than $7,500.

The Board of Directors knows of no other matters other than those described in this Information Statement which have been recently approved or considered by the holders of a majority of the shares of the PPMC’s voting stock.

OUTSTANDING VOTING SECURITIES

As of May 2, 2007 (the “Record Date”), out of the 100,000,000 shares of Common Stock authorized there were 22,378,940 shares of Common Stock issued and outstanding, and out of the 50,000,000 shares of preferred stock authorized there were 2,000 shares of the preferred stock outstanding.

Only holders of record of the Common Stock and Preferred Stock at the close of business on the Record Date were entitled to participate in the written consent of the Company’s stockholders. Each share of Common Stock was entitled to one (1) vote. Each share of Preferred Stock was entitled to one (1) vote(s).

PPMC’s Board of Directors approved this action as of April 30, 2007, and recommended that the Articles of Incorporation be amended in order to effectuate the Reverse Split.

The Board of Directors of the Company has determined that all Shareholders ARE NOT REQUIRED to return their certificates to have them re-issued by the Transfer Agent.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding the beneficial ownership of PPMC’s Common Stock as of April 30, 2007 by (a) each person known by PPMC to own beneficially more than 5% of PPMC’s Common Stock, (b) each director of PPMC who beneficially owns Common Stock, (c) each of the persons named in the Summary Compensation Table who beneficially owns Common Stock and (d) all officers and directors of PPMC as a group. Each named beneficial owner has sole voting and investment power with respect to the shares owned.

	Percentage of	Common Stock
Name and Address	Ownership	Beneficially Owned

Albert P. Folsom	14.78%	3,337,500	(1,2)
Amtel Communications, Inc.	14.78%	3,337,500	(3)
Raymond A. Hatch	1.10%	250,000	(4)
Starbright Nmg, Limited Partnership	2.20%	500,000	(5)
All officers and directors as a group	32.81%	3,281,000

* less than 1%

(1)    Consists of shares held by Folsom Family Holdings. Mr. Folsom has a 10% interest in such entity. Mr. Folsom's address is c/o the Company.
(2)    Does not include 3,337,500 shares owned by Amtel. Mr. Folsom is an officer of Amtel.
(3)     The address of Amtel is c/o Martin and Associates, #2100-1066 West Hastings Street, Vancouver, British Columbia, Canada V6E 3X2 and the principal stockholder of Amtel is Rurik Trust, a Grand Cayman Islands Trust formed in 1986.

EXECUTIVE COMPENSATION

The following table sets forth information for the years ended June 30, 2006 and 2005 concerning the compensation paid or awarded to the Chief Executive-Officer of PPMC. None of PPMC’s executive officers earned more than $100,000 during the years ended June 30, 2006 and 2005.

Summary Compensation Table

					Long-Term
	Annual Compensation				Compensation

Name and Principal Position	Year	Salary			Bonus	Other

Albert P. Folsom	2006	$72,000	(a	)	$-	$-
President and Chief Executive Officer	2005	$72,000	(a	)	$-	$-

(a) The amount has been accrued as of June 30, 2006 and 2005

DESCRIPTION OF THE STOCKHOLDER MATTERS

STOCK DIVIDEND OF NEW SUBSIDIARY

The Board of Directors of PPMC has declared a dividend, payable in stock, at the rate of one (1) share for each one (1) share owned of PPMC on the record date in the subsidiary of the Company, to be known as “The Last Word, Inc.” Effectively, this means that for each one (1) shares owned in PPMC, a shareholder will receive one (1) share in the subsidiary (the “Dividend Shares”). The Board of Directors of PPMC has declared May 2, 2007, as the record date for this share dividend, with a payment date as soon as practicable thereafter.

It is anticipated that The Company will file a Form 10-SB with the Securities and Exchange Commission and attempt to trade on the OTCBB. There can be no assurances that such trading will occur.

Purchase Point Media Corporation (“PPMC”) has incorporated a new Nevada corporation, The Last Word, Inc. (the “Company”), with offices located at Suite 1100, 141 Fifth Avenue, New York, New York 10010. PPMC owns a patented grocery cart advertising display device called the last word® that attaches to supermarket shopping carts. At this time, patents have been granted in the United States, Canada, France, Germany and the United Kingdom. The last word® is a registered trademark owned by PPMC, which shall be transferred, along with the patent, to the new subsidiary. The Company is still in the development stage and is not an operating company. There can be no assurance that the selling of advertising space to national advertisers will be developed or that the Company will achieve a profitable level of operation.

The last word® is a clear plastic, weatherproof, highly durable, state of the art, point-of-purchase (“POP”) display device that encloses a glossy color photo insert. The panel is 1/4 inch thick, 7 inches high and 16 inches wide. The last word® insert contains 10 three by three inch advertisement frames. The last word® attaches to the back of the child's seat section in grocery carts, so that it is directly in front of the shopper's eyes. Management believes that the last word® has powerful advantages over competing POP advertising media.

The development of the last word® began in 1991 when the inventor, Albert Folsom, applied for patent protection. Subsequent to that, Amtel Communications Inc. (“Amtel”) invested over $1,000,000 in the development of the last word®, which included applying for and receiving the registered trademark for the last word®. In June 1994, a Nevada corporation also called Purchase Point Media Corporation acquired the patents and the exclusive marketing rights and trademark. In April 1997, a public Minnesota corporation acquired the assets of Purchase Point Media Corporation, leaving PPMC (Minnesota) as the surviving company.

From 1993 to present, PPMC worked on development of the last word™, seeking patent protection in additional countries and setting the stage to launch a global point of purchase advertisement service company. In November 2003 PPMC contracted with SourceOne in New York City to contract with grocery chains to lease the baby seat section of grocery carts and handle ad sales. PPMC has received a proposal from Spar Inc. to install the last word™ and handle the ad changes and maintenance. Spar Inc. has 6,500 people across the United States that provide services to stores. The Company will contract with injection molding companies to manufacture the last word™.

Marketing, Sales and Operations

The Company will rent the child seat locations on grocery carts from supermarkets for a rental rate equal to 10% of the gross advertising revenues that the Company receives. The Company will sell the advertising for each of the ten positions on the last word™ to manufacturers of leading national brand products sold in supermarkets. Each position is priced at $2.25 per month per thousand customer checkouts at the grocery store. Advertising agencies will receive a 15% commission for all advertisements placed on behalf of their clients. This advertising will be replaced in quarterly cycles to coincide with the seasons.

Radio and TV

PPMC has entered into a joint participation agreement with CBS Radio and TV wherein CBS will offer stores free advertising and then sell Radio,TV and the last word™ advertising to product manufactures who sell their products in the stores.

Shelf talkers, Coupon dispensers

Through an agreement with National Hispanic Retail Networks (NHR). PPMC can offer Shelf Talkers and Coupon Dispensers to the stores carrying the last word™. NHR who has Shelf Talkers and Coupon Dispensers in 4,400 will also be able to offer the last word to their clients.

The Point of Purchase (POP) Market

The following discussion of the Point of Purchase (POP) market is based upon the “Supermarket Buying Habits Survey” published by The Point Of Purchase Advertising Institute, Inc. (POPAI), based in Washington DC.. Point of purchase advertising is a $17 billion business. The basis of the growth of POP advertising is its capacity to influence the buying decisions of shoppers after they enter a store. POPAI has determined that average shoppers make the decisions for choosing two thirds of their supermarket purchases after they enter a store. Other marketing professionals concur with these findings.

POPAI's research has shown that 70 manufacturer displays and 160 signs are found in an average supermarket. In addition, advertisements are found on product shelves and on shopping carts. According to research reported in Marketing Magazine, which covers marketing and sales promotion advertising, gross sales are 12% higher in stores with advertisements on product shelves than in stores without shelf advertisements. In addition, advertising panels on the front of shopping carts increase the average sales of those products by 11.5%. Other surveys show that a product advertised on a grocery cart would cause a decrease in sales of the competing product equal to 50% of the increase of the advertised product.

In-store POP advertising is effective because there are thousands of competing products. The average supermarket carries over 15,000 items and larger stores over 30,000. Each month a thousand new products fight for shelf space and the customer's attention.

The majority of shoppers are impulse buyers. Every year fewer wives stay at home and read newspaper ads to plan their grocery shopping. The increase of two-household earners means considerably less time for planning. Consequently, more and more people do their grocery shopping without a list and are more susceptible to in-store advertising.

In 1986, grocery store sales topped $300 billion. By the year 2000, supermarket customers will spend about half a trillion dollars. These figures are based on a conservative 6% annual growth rate during the 1990's.

Packaged food companies are now entering over one thousand new products into the marketplace each month. In 1970, the average supermarket featured 7,800 items. By 1990, that number had reached approximately 15,000 and some carry more than 30,000 items.

In 1965, the average trip to the grocery store lasted 28 minutes and the average weekly spending in supermarkets was $28.49. By 1990, shoppers made slightly more than two trips to the supermarket each week, spending more than $72.00 per trip. The major shopping trip now lasts nearly 50 minutes as the hurried shoppers are attempting to wrap up all of their required shopping in one trip.

The majority of shoppers are working outside of the home and have little time to plan their shopping trip, making them much more vulnerable to influence and factors that promote their purchasing decisions while shopping.

Competition

A number of companies compete in the point of purchase grocery cart advertising industry. The most significant competitors are Actmedia Inc. (“Actmedia”) and Floor Graphics.

News Corp. acquired Actmedia Inc. of Darien, Connecticut, which was owned by Heritage Media Corp. and then changed the name to News America Marketing. News America Marketing named the grocery cart division, “Smart Source Carts” (sometimes referred to herein as Actmedia). News America Marketing is a large company, which competes in several categories of point of purchase supermarket advertising, including using grocery carts as the location for its advertising message. Actmedia pioneered grocery cart advertising and has proven that a single POP advertisement on a grocery cart can be effective and profitable.

Smart Source Carts attaches an 8-inch by 9-inch by 9-inch single advertisement panel to the front inside and front outside of shopping carts. According to Actmedia promotional literature, its clients have commissioned the research company A.C. Nielsen to conduct over 600 independent surveys on Actmedia's ad program. Nielsen's findings concluded that Actmedia's grocery cart advertising increases average sales of the advertised products by 12.6%.

In addition to Actmedia (News America), there are a number of other competitors in the industry. VideOcart is a shopping cart equipped with a black and white battery operated video screen, which imparts information as well as advertisements. Other competitors include shelf and aisle displays as well as a number of newer hi-tech POP displays. Various electronic in-store displays and coupon systems exist including: Aisle Vision to straddle the aisle; Market Vision, an electronic message board crawl screen; POPNET, a computerized in-store system displaying animated sequences and price promotions; Actmedia's Instant Coupon Machine, an on-shelf electronic dispensing device; and Shelf Vision, another electronic display system.

In Store Advertising has a backlit display unit with an LED read out placed above the aisle in grocery stores. Other displays include motion-activated units designed to heighten product visibility. Camtalker's sensory equipment triggers a taped message whenever a customer comes within range. Soundtron also triggers a message to potential customers as does Voice Vendor.

The Company believes that since the last word™ will be in continuous communication with each and every shopper in the store, it will be more effective than the products of its competitors.

Patent

The patent invention is a waterproof advertising display device. Broadly stated, the patent covers the combination of a telescopingly nestable shopping cart of the standard type, having a top-hinged rear gate and a rear receptacle, and an advertising holder mounted facing a user on the front wall of the rear receptacle, including a rear display plate over the advertising and a watertight seal such that liquids may not enter the advertising area.

Also protected is the above combination wherein the cover plate is attached with a quick release hinge. It also includes an optional calculator assembly supporting the calculator at an upward angle for viewing by the user.

Production and Manufacturing

The early stage manufacturing of the last word® has been undertaken by Lesair, Inc. in San Diego, California. The manufacturer of the final production runs has not been determined. Competitive bids are being tendered at this time.

REMAINING COMPANY OVERVIEW

        PPMC has announced that it has entered into a Share Exchange Agreements, dated as of April 24, 2007 with the stockholders of Power Sports Factors, Inc. (“PSF”), where by the stockholders of PSF shall exchange 100% of the shares of PSF for a total of 17,500,000 shares of common stock of PPMC, to be effective after the Reverse Split of the common stock of PPMC. After the completion of the Share Exchange as set forth in the Share Exchange Agreement, and the effectiveness of the Reverse Split, the total number of issued and outstanding shares of PPMC shall be approximately 25,120,000 shares of common stock.

        It is anticipated that after the completion of the Share Exchange Agreement between PPMC and PSF, that the name of the corporation will be amended.

Power Sports Factors, Inc.

        Founded in 2003, Power Sports Factory is a Delaware corporation that designs and sells motorcycles and scooters principally under the Strada and Yamati brand names to dealers primarily located in the US, Europe and Puerto Rico. The vehicles are manufactured in China by Qianjiang and Yamati.

Dissenters' Rights of Appraisal.

Under Nevada Law, our dissenting shareholders, if any, are not entitled to appraisal rights with respect to our amendment, and we will not independently provide our shareholders with any such right.

ADDITIONAL INFORMATION

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information including annual and quarterly reports on Form 10-KSB and 10-QSB (the “1934 Act Filings”) with the Securities and Exchange Commission (the “Commission”). Reports and other information filed by the Company can be inspected and copied at the public reference facilities maintained at the Commission at 100 F Street, NW Washington, D.C, 20459. Copies of such material can be obtained upon written request addressed to the Commission, Public Reference Section, 100 F Street, NW Washington, D.C 20549, at prescribed rates. The Commission maintains a web site on the Internet (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission through the Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”).

The following documents as filed with the Commission by the Company are incorporated herein by reference:
(1) Annual Report on Form 10-KSB, for the year ended June 30, 2006;
(2) Quarterly Report on Form 10-QSB for the quarter ended September 30, 2006; and
(3) Quarterly Report on Form 10-QSB for the quarter ended December 31, 2006;
(4) Quarterly Report on Form 10-QSB for the quarter ended March 31, 2007;

IF YOU HAVE ANY QUESTIONS REGARDING THIS INFORMATION STATEMENT,
PLEASE CONTACT:

By order of the Board of Directors of
PURCHASE POINT MEDIA CORP.
1100 Melville Street, Suite 320
Vancouver, BC Canada V6E 4A6
(778) 786-1005

May 14, 2007

By: /s/Albert Folsom
       Albert Folsom
       President, Chief Executive Officer, Chief Financial Officer and Director